Exhibit 99.17

Consent To Being Named In Registration Statement

In connection with the Registration Statement on Form S-4 filed by TRI Pointe Homes, Inc. (the “Company”) with the Securities and Exchange Commission on January 9, 2014 (the “Registration Statement”) and pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to:

1.	Being named and described as a person expected to be appointed to the Company’s Board of Directors following consummation of the transactions described in the Registration Statement in: (a) the Registration Statement, (b) any amendment or supplement to any prospectus included in the Registration Statement, and (c) in any amendment to the Registration Statement or any subsequent Registration Statement filed pursuant to Rule 462(b); and

2.	The filing of this consent as an exhibit to the Registration Statement or any amendment thereto.

May 6, 2014

/s/ Lawrence B. Burrows
Lawrence B. Burrows